                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-64807

PROSPECTUS
----------

                                7,500,000 SHARES

                      EASTERN ENVIRONMENTAL SERVICES, INC.

                                  COMMON STOCK


  This Prospectus relates to an aggregate of 7,500,000 shares (the "Shares") of common stock ("Common Stock") of Eastern Environmental Services, Inc., a Delaware corporation (the "Company"), which may be issued from time to time in the future by the Company on the completion of acquisitions of assets, businesses or securities, or on the payment of dividends on or conversion of shares of preferred stock or the conversion of or payment of interest on convertible debt securities issued in connection with such acquisitions (the "Offering").

  It is expected that the terms of acquisitions involving the issuance of the Shares of Common Stock covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the Shares of Common Stock issued will be valued at prices reasonably related to the market price of the Common Stock either at the time an agreement is entered into concerning the terms of the acquisition or at or about the time the Shares are delivered. No underwriting discounts or commissions will be paid, although finder's fees may be paid in connection with certain acquisitions. Any person receiving such fees may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any such fee may be deemed to be underwriting commissions or discounts under the Securities Act.

  This Prospectus, as amended or supplemented if appropriate, has also been prepared for use, and with the Company's permission may be used, by the persons who have received or will receive shares issued in Company acquisitions, including Shares sold hereunder and who wish to offer and sell such Shares, upon terms then obtainable, in transactions in which they may be deemed underwriters within the meaning of the Securities Act. Any profits realized on such sales by such persons may be regarded as underwriting compensation under the Securities Act. See "Outstanding Securities Covered by this Prospectus."

  At the close of business on October 26, 1998, the Company had 36,962,380 shares of Common Stock outstanding. Those shares are listed for trading on The NASDAQ National Market ("Nasdaq"). Application will be made to list the Shares of Common Stock covered by this Prospectus on Nasdaq. The Common Stock is traded on Nasdaq under the symbol "EESI." On October 26, 1998, the last reported sale price for the Common Stock as reported by Nasdaq was $28 per share.

                             ---------------------

  PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

                             ---------------------


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
        THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

               THE DATE OF THIS PROSPECTUS IS OCTOBER 27, 1998.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE REGISTERED STOCKHOLDERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.



                               TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----
Available Information.............................................     2
Incorporation of Certain Documents by Reference...................     2
Risk Factors......................................................     5
Use of Proceeds...................................................    15
The Company.......................................................    15
Recent Developments...............................................    15
Registered Stockholders...........................................    16
Plan of Distribution..............................................    17
Legal Matters.....................................................    17
Experts...........................................................    17

                                660,853 SHARES

                                  Common Stock

                      EASTERN ENVIRONMENTAL SERVICES, INC.



                                   PROSPECTUS

                               OCTOBER 27, 1998